Exhibit 99.1

DIRTT announces director departure

CALGARY, Alberta, August 5, 2022 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction, today announced that Mary Garden has provided her resignation from the Board of Directors, effective August 5, 2022.

On behalf of DIRTT’s Board of Directors, Board Chair Ken Sanders commented, “I would like to sincerely thank Mary for her insights and guidance during the proxy contest earlier this year, and for her service as a Board member after our election by DIRTT shareholders. We are grateful for her leadership and contributions, and we wish her all the best in her future endeavors.”

Following Ms. Garden’s departure, Scott Robinson will serve as Chair of the Audit Committee and Scott Ryan will serve as Chair of the Enterprise Risk Management Committee.

About DIRTT Environmental Solutions

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in Calgary, AB Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION, PLEASE CONTACT

Ken Sanders

Board Chair

kensanders@dirtt.com